Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 1, 2024, on the financial statements of Auddia, Inc. as of December 31, 2023 and for the year then ended included herein on the Regulation A Offering Circular of Auddia, Inc. in this Offering Circular on Form 1-A/A (No. 024-12472). Our audit report includes an explanatory paragraph relating to Auddia Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Offering Statement.

/s/ Haynie & Company

Salt Lake City, Utah

January 15, 2025